Exhibit 99.1

Investment Corporation

AAMES INVESTMENT CORPORATION REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

LOS ANGELES, CA – May 10, 2005 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust, today reported financial results for the first quarter of 2005. Total loans held for investment increased to $2.9 billion, the Company declared a $0.27 per share dividend for the quarter and diluted net loss per share equaled $0.01. During the quarter, the Company reported a mark-to-market derivative gain under FASB 133 of $9.5 million, or $0.16 per share. Excluding this gain, core diluted loss per share totaled $0.17.

First Quarter Highlights

•	Loans held for investment in the REIT portfolio increased by 66% over December 31, 2004 to $2.9 billion;

•	The Company generated a 4.6% net interest margin on average loans;

•	Total REIT portfolio delinquencies equaled 1.1%;

•	Total mortgage loan production of $1.4 billion, of which 62% was wholesale and 38% retail.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, commented, “Our results for the first quarter of 2005 demonstrate our ability to successfully execute our strategy as a mortgage REIT. We continued to build our mortgage portfolio through the origination of loans that meet our underwriting standards and our yield requirements. Pursuing a portfolio strategy enables Aames to produce more stable and predictable earnings and a dividend stream that is less sensitive to quarterly changes in production compared to a reliance on one-time gains produced through whole-loan sales”

Meyerson continued, “In addition, we have begun to see the benefits from our efficiency initiatives and are making solid progress in achieving our long-term cost cutting goals while maintaining a sound production platform. We continue to review our product offering and pricing to assure that we remain competitive. We will not, however, focus simply on lending volume, but will manage to maximize the returns on and quality of our loan portfolio.”

Financial Summary

The net loss for the quarter ended March 31, 2005 totaled $766,000, or a diluted loss per share of $0.01. Included in the net loss was a $9.5 million pretax mark-to-market derivative gain, which represents a non-cash market adjustment to the Company’s interest rate hedges that reduced interest expense for the quarter. Excluding this gain, the net loss of the quarter totaled $10.3 million, or $0.17 per share. Total operating revenue for the first quarter equaled $42.0 million, with net interest income of $33.4 million after a $6.5 million provision for loan losses, gain on sale of loans of $5.7 million and loan servicing revenue of $2.9 million. Excluding the FASB 133 hedge related fair value adjustment, core operating revenue equaled $32.4 million, with core net interest income after provision for loan losses of $23.8 million. The net yield on average loans for the quarter was 4.55%. The net gain on sale rate for the first quarter equaled 1.77%. Total non-interest expense equaled $42.0 million, or 3.08% of total loan production.

Comparison of the Quarter Ended March 31, 2005 and 2004

Total operating revenue for the first quarter of 2005 decreased by $25.9 million from the first quarter of 2004 while core operating revenue declined by $35.4 million. The decline resulted from the continuing transition to a mortgage REIT, which changed the composition of the Company’s earnings from primarily a gain on sale model to an interest income driven loan portfolio model. Gain on sale of loans for the 2005 quarter equaled $5.7 million, compared to $54.6 million in the year ago quarter, as the Company retained the majority of its higher value hybrid production in its loan portfolio, and sold approximately 24% of its production in the first quarter of 2005, primarily second lien, fixed rate and Alt-A loans. Net interest income after the provision for losses for the March 2005 quarter increased $22.3 million from the 2004 quarter, while core net interest income after the provision for losses for the 2005 quarter increased $12.7 million. Included in net interest income for the first quarter of 2005 was a provision for loan losses of $6.5 million. There was no provision in the March 2004 quarter. Total non interest expense for the first quarter of 2005 declined by $5.1 million compared to the year ago period, driven by lower compensation and production costs from reduced loan volumes as well as lower general and administrative expense due to the Company’s efficiency initiatives.

Comparison of the Quarter Ended March 31, 2005 and December 31, 2004

Total operating revenue for the first quarter of 2005 increased by $9.0 million over the fourth quarter of 2004, while core operating revenue decreased by $497,000. Core net interest income after provision for losses increased by $1.5 million, with a $6.5 million provision for loan losses in the first quarter of 2005 compared to a $1.2 million provision for loan losses in fourth quarter of 2004. Gain on sale of loans for the quarter decreased by $4.1 million, again due to the Company’s focus on building its loans held for investment portfolio. Non-interest expense for the first quarter 2005 decreased by $428,000 compared to core non-interest expense for the fourth quarter of 2004, which excludes $22.0 million of one time charges related to the REIT conversion and corporate reorganization for that period.

Balance Sheet

Total loans held for investment as of March 31, 2005 increased to $2.9 billion, compared to $1.7 billion as of December 31, 2004. During the quarter, the Company closed a $1.2 billion on-balance sheet securitization, and retained an additional $31.2 million of loans held for investment but not yet securitized on its March 31, 2005 balance sheet. As of the close of the first quarter of 2005, Aames also held $383.5 million of loans for sale into the secondary markets, which were comprised primarily of fixed rate, second mortgages and Alt-A loans. Average loans for the first quarter equaled $2.7 billion, including $2.3 billion of loans held for investment and $366.2 million of loans held for sale into the secondary markets.

The allowance for loan losses as of March 31, 2005 totaled $8.4 million, or 0.29% of the held for investment portfolio. During the first quarter of 2005, the Company provided $6.5 million for losses. The Company did not experience any charge-offs in its held for investment portfolio in the quarter, due primarily to the early seasoning of its held for investment portfolio. Loan delinquencies in the held for investment portfolio as of March 31 were 1.1%, and were below estimated levels.

Total equity as of March 31, 2005 equaled $356.8 million, compared to $357.6 million as of December 31, 2004. The Company continues to build its loans held for investment portfolio with a targeted leverage ratio of approximately 12 to 14 times equity. The actual leverage ratio (total loans held for investment divided by total stockholders’ equity) at March 31, 2005 was approximately 8 times equity, and the Company anticipates achieving its target ratio in mid 2005. After reaching this target, the Company will assess the relative benefits in capital and earnings generation from selling the majority of its loan production for cash gains or raising additional capital to fund further portfolio growth.

Operating Results

Net interest income for the first quarter of 2005 totaled $39.9 million. The core net interest income equaled $30.3 million, or 4.55% of average loans. Management anticipates closing an on-balance sheet securitization of approximately $1.2 billion in the second quarter of 2005 as part its target to increase the loan portfolio to approximately $4.0 billion. Management believes that the net interest income from loans held for investment will represent a majority of revenue as the Company becomes fully levered and that such income will be a more sustainable, stable source of earnings than cash gain on sale.

Gain on sale of loans for the March 2005 quarter equaled $5.7 million. During the quarter, Aames sold approximately $320.6 million of loans into the secondary markets for cash gain, receiving an average net premium of 1.77%. As in the fourth quarter of

2004, the Company generated a lower gain on sale rate as it sold lower value fixed rate and second mortgage loans, retaining hybrid loans for its held for investment portfolio. In addition, competitive pricing pressures and increased market interest rates have resulted in lower premiums paid for whole-loan sales in the first quarter of 2005. While management anticipates continued pricing pressure on secondary market premiums, the composition of loan sales is expected to generate higher gain on sale margins. Upon achieving its targeted leverage ratio, Aames intends to sell a larger volume of higher value hybrid loans into the secondary market, which it expects will generate higher premiums than the loans that the Company currently sells.

Loan servicing income for the first quarter of 2005 totaled $2.9 million, generated primarily by the Company’s portfolio of on-balance sheet securitizations. As the Company continues to grow its loan portfolio, the components of servicing fees will move from fees earned on loans serviced for third parties to fees earned on retained loans, including late fees and prepayment penalties.

Non-interest expense for the March 2005 quarter equaled $42.0 million, comprised of $22.3 million of compensation expense, $8.8 million of expenses related to loan production and $10.8 million of general and administrative expenses. Total expenses as a percentage of loan production equaled 3.08%. In response to the margin compression created by the competitive environment and in an effort to maximize the return on its loan portfolio, management initiated a number of cost reduction programs in the first quarter to lower net operating cost as a percentage of loan production. The Company believes that the results of these initiatives will begin to contribute to its financial results in the second half of 2005. Compared to the fourth quarter of 2004, the total dollar volume of operating expenses, excluding the $22.0 million reorganization charge in the fourth quarter of 2004, decreased by approximately $500,000 during the March 2005 quarter. Core compensation expense decreased by $717,000 with production and core general and administrative expenses up slightly. Core expenses eliminate the impact of one time charges taken in the fourth quarter of 2004 related to the Company’s conversion to a REIT and its initial public offering.

Loan Production

The Company originated $1.4 billion of mortgage loans during the first quarter of 2005, compared to $1.7 billion in the fourth quarter of 2004 and $1.9 billion in the first quarter of 2004. The decreased production resulted from the sustained competitive environment, including aggressive actions by a number of peers on loan coupons and terms, as well as the impact of higher interest rates on origination volumes. In response to the current challenging market environment, the Company has focused more on the quality of and returns generated by its loan portfolio and its overall cost to originate loans, rather than simply on absolute volume. The Company remains committed, however, to offering competitive products that meet the borrowing needs of its core customers.

Wholesale loan originations for the first quarter equaled $845.1 million, or 62.1% of total production, while retail originations equaled $516.6 million, or 37.9% of total production.

For the fourth quarter of 2004, wholesale and retail originations accounted for 66.4% and 33.6% of total production, respectively. Management believes that the value of its retail franchise is maximized in the current lending environment, where direct access to the consumer and ability to achieve better loan pricing will increase the value of loan production. During the first quarter, the Company opened 3 Super Branches and closed 11 traditional retail branches.

About Aames Investment Corporation

Aames is a mortgage REIT and, through its subsidiary Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.net.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause our performance and results to vary include: (i) changes in overall economic conditions and interest rates; (ii) an inability to originate subprime hybrid/adjustable mortgage loans; (iii) increased delinquency rates in our portfolio; (iv) adverse changes in the securitization and whole loan market for mortgage loans; (v) declines in real estate values; (vi) limited cash flow to fund operations and dependence on short-term financing facilities; (vii) concentration of operations in California, Florida, New York and Texas; (viii) extensive government regulation;(ix) intense competition in the mortgage lending industry and (x) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the Form 10-K for the year ended December 31, 2004 and other filings with the SEC made by the company pursuant to the Securities Exchange Act of 1934. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

(Financial tables and supplemental data follows)

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed financial statements

(In thousands)

	CONDENSED BALANCE SHEETS
	March 31, 2005	December 31, 2004
	(unaudited)
Cash and cash equivalents	128,366	$37,780
Loans held for sale, at lower of cost or market	383,478	484,963
Loans held for investment, net	2,862,407	1,725,046
Advances and other receivables	24,579	22,740
Residual interests, at estimated fair value	18,862	39,082
Derivative instruments, at estimated fair value	51,970	31,947
Prepaid and other assets	58,449	59,317

Total assets	$3,528,111	$2,400,875

Financings on loans held for investment	$2,258,106	$1,157,470
Revolving warehouse and repurchase facilities	854,383	809,213
Other borrowings	—	7,680
Other liabilities	58,814	68,886

	3,171,303	2,043,249
Stockholders’ equity	356,808	357,626

Total liabilities and stockholders’ equity	$3,528,111	$2,400,875

Shares outstanding	61,421,757	61,360,271

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed financial statements

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Interest income	$51,768	$17,678
Interest expense	11,916	6,579

Net interest income	39,852	11,099
Provision for losses on loans held for investment	6,500	—

Net interest income after provision for losses	33,352	11,099
Noninterest income:
Gain on sale of loans	5,683	54,599
Loan servicing	2,924	2,155

Total noninterest income	8,607	56,754

Net interest income and noninterest income	41,959	67,853
Noninterest expense:
Personnel	22,347	25,348
Production	8,800	10,333
General and administrative	10,813	11,375

Total noninterest expense	41,960	47,056

Income (loss) before income taxes	(1)	20,797
Provision (benefit) for income taxes	765	(93)

Net income (loss)	$(766)	$20,890

Net income (loss) to common stockholders:
Basic	$(766)	$18,021

Diluted	$(766)	$21,412

Net income (loss) per common share:
Basic	$(0.01)	$2.53

Diluted	$(0.01)	$0.20

Weighted average number of common shares outstanding:
Basic	61,420	7,120

Diluted	61,420	104,800

Mark to market on interest rate cap agreements designed to hedge interest rate risk on financings of loans held for investments	$9,532	$—

Income (loss) before income taxes, excluding mark to market adjustment	(9,533)	20,797
Provision (benefit) for income taxes	765	(93)

Net income (loss) to common stockholders, excluding mark to market adjustment	$(10,298)	$20,890

Diluted net income (loss) per common share, excluding mark to market adjustment	$(0.17)	$0.20

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Other financial data (Unaudited)

(In thousands)

	Condensed Statement of Cash Flow Information Three Months Ended March 31,
	2005	2004
Net cash provided by (used in):
Operating activities	$101,221	$(82,947)
Investing activities	(1,144,929)	(930)
Financing activities	1,134,294	89,337

Net increase (decrease) in cash and cash equivalents	90,586	5,460
Cash and cash equivalents, beginning of period	37,780	11,611

Cash and cash equivalents, end of period	$128,366	$17,071

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

	LOAN PRODUCTION:
	(In thousands)
	Three Months Ended
	March 31,		December 31, 2004
	2005	2004
	(Unaudited)
RETAIL PRODUCTION
Total dollar amount	$516,558	$586,527	$574,625
Number of loans	3,718	4,677	4,431
Average loan amount	$138,934	$125,407	$129,683
Average initial LTV	75.88%	77.85%	75.82%
Weighted average interest rate	7.53%	7.26%	7.36%

WHOLESALE PRODUCTION
Total dollar amount	$845,058	$1,279,701	$1,134,911
Number of loans	6,028	8,630	7,841
Average loan amount	$140,189	$148,285	$144,741
Average initial LTV	81.25%	81.68%	81.19%
Weighted average interest rate	7.60%	7.17%	7.46%

TOTAL PRODUCTION
Total dollar amount	$1,361,616	$1,866,228	$1,709,536
Number of loans	9,746	13,307	12,272
Average loan amount	$139,710	$140,244	$139,304
Average initial LTV	79.21%	80.47%	79.38%
Weighted average interest rate	7.57%	7.20%	7.43%

Total production by loan purpose:
Cash-out refinance	$799,342	$1,146,498	$1,019,194
Purchase money	519,656	616,352	636,722
Rate/term refinance	42,618	103,378	53,620

Total	$1,361,616	$1,866,228	$1,709,536

Total production by property type:
Single family	$1,194,927	$1,630,242	$1,510,413
Multi-family	94,399	136,211	111,322
Condominiums	72,290	99,775	87,801

Total	$1,361,616	$1,866,228	$1,709,536

Total production by state/region produced:
California	$372,922	$617,210	$523,701
Florida	296,851	364,132	345,653
New York	93,558	151,579	103,796
Texas	111,392	119,119	129,579
Other Western states	139,291	193,433	184,520
Other Midwestern states	95,226	168,125	140,751
Other Northeastern states	145,853	139,870	161,677
Other Southeastern states	106,523	112,760	119,859

Total	$1,361,616	$1,866,228	$1,709,536

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

Production by interest rate type:

	Three Months Ended
	March 31, 2005	March 31, 2004	December 31, 2004
Hybrid:
Traditional	$947,520	$1,396,112	$1,252,757
Interest only	148,807	—	91,203
Fixed rate	265,289	470,116	365,576

	$1,361,616	$1,866,228	$1,709,536

Loan production by credit grade during the three months ended March 31, 2005 (in thousands):

Credit Grade	Dollar Amount of Loans	% of Total	Average Credit Score	Weighted Average Interest Rate	Weighted Average LTV
A +	$1,045,216	77%	627	7.4%	80%
A	135,323	10%	584	7.6%	77%
A -	57,664	4%	557	8.0%	75%
B	76,578	6%	559	8.4%	76%
C	37,533	3%	552	9.0%	70%
C-	9,302	NM	550	10.4%	64%

Total	$1,361,616	100%	610	7.6%	79%

Loan production by credit grade during the three months ended March 31, 2004 (in thousands):

Credit Grade	Dollar Amount of Loans	% of Total	Average Credit Score	Weighted Average Interest Rate	Weighted Average LTV
A +	$1,341,449	72%	625	7.0%	82%
A	242,310	13%	591	7.2%	80%
A -	105,960	6%	562	7.6%	78%
B	118,208	6%	562	8.0%	77%
C	47,070	4%	554	8.6%	71%
C-	11,063	1%	540	9.8%	67%
D	168	NM	503	6.7%	71%

Total	$1,866,228	100%	609	7.2%	80%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

Loan production by credit score range during the three months ended March 31, 2005 (in thousands):

Credit Score Range	Dollar Amount of Loans	% of Total	Weighted Average Interest Rate	Weighted Average LTV
Above 700	$88,485	6%	7.0%	79%
661-700	176,452	13%	7.0%	79%
621-660	371,222	27%	7.3%	81%
581-620	329,911	27%	7.4%	80%
541-580	230,475	17%	8.1%	79%
540 and below	163,907	12%	8.6%	74%
Not available	1,164	NM	8.2%	84%

Total	$1,361,616	100%	7.6%	79%

Loan production by credit score range during the three months ended March 31, 2004 (in thousands):

Credit Score Range	Dollar Amount of Loans	% of Total	Weighted Average Interest Rate	Weighted Average LTV
Above 700	$122,334	7%	6.6%	79%
661-700	239,961	13%	6.8%	82%
621-660	466,311	25%	7.0%	81%
581-620	424,989	23%	7.1%	81%
541-580	363,860	19%	7.6%	81%
540 and below	246,350	13%	8.1%	76%
Not available	2,423	NM	7.6%	81%

Total	$1,866,228	100%	7.6%	80%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

LOAN SERVICING

(Dollars in thousands)

	March 31,		December 31, 2004
	2005	2004
	(Unaudited)
Mortgage loans serviced:
Loans held for investment	$2,858,192	$—	$1,718,696.0
Loans serviced on an interim basis	625,211	2,074,602	771,830
Loan subserviced for others on a long-term basis	119,908	—	129,016
Loans in securitization trusts	106,522	260,743	224,345

Serviced in-house	3,709,833	2,335,345	2,843,887
Loans serviced by others	—	59,727

Total servicing portfolio	$3,709,833	$2,395,072	$2,843,887

Percentage serviced in-house	100.0%	97.5%	100.0%

	At or During the Three Months Ended
	March 31,		December 31, 2004
	2005	2004
	(Unaudited)
Percentage of dollar amount of delinquent loans serviced (period end):
One month	0.5%	0.4%	0.3%
Two months	0.3%	0.2%	0.2%
Three or more months:
Not foreclosed	1.4%	2.5%	1.8%
Foreclosed	0.2%	0.3%	0.2%

Total	2.4%	3.4%	2.5%

Percentage of dollar amount of delinquent loans in:
Loans held for investment (1)	1.1%	—	0.2%
Loans serviced on an interim basis (2)	4.2%	0.7%	1.5%
Loans subserviced for others on a long-term basis	5.5%	1.7%	4.8%
Loans in off-balance securitization trusts serviced:
In-house	23.2%	15.8%	22.5%
By others	—	39.8%	—
Percentage of dollar amount of loans foreclosed during the period to servicing portfolio	0.1%	0.2%	0.1%
Number of loans foreclosed during the period	42	61	68
Principal amount of foreclosed loans during the period	$2,351	$4,659	$3,585
Number of loans liquidated during the period	69	125	163
Net losses on liquidations during the period	$2,104	$4,518	$6,778
Percentage of annualized losses to servicing portfolio	0.3%	0.6%	0.5%
Servicing portfolio at period end	$3,710,000	$2,395,000	$2,844,000

(1)	REIT portfolio of loans held for investment
(2)	Loans held for sale and loan sold to third parties with pending transfer of servicing